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                                                                     EXHIBIT 5.1

June 28, 1996

Charming Shoppes, Inc.
450 Winks Lane
Bensalem, PA 19020

Re: Form S-3 Registration Statement (File No. 333-4137)

Ladies and Gentlemen:

     We have acted as counsel to Charming Shoppes, Inc., a Pennsylvania corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to $115,000,000 aggregate principal amount of the Company's Convertible Subordinated Notes due 2006 (the "Notes") and such indeterminate number of shares of common stock, $.10 par value per share, of the Company as may be issuable upon conversion of the Notes (the "Company Stock"), all pursuant to a registration statement on Form S-3 (File No. 333-04137) initially filed with the Securities and Exchange Commission (the "Commission") on May 21, 1996 (the "Registration Statement").

     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company, (ii) the Registration Statement, as amended, (iii) a copy of the form of the Indenture (the "Indenture") to be entered into by and between the Company and First Union National Bank, as trustee, and filed as Exhibit 4.1 to Amendment No. 1 to the Registration Statement and (iv) such statutes and other records, instruments and documents that we have deemed relevant in rendering this opinion. As to matters of fact, we have relied upon representations and certificates of officers of the Company.

     In our examination, we have assumed the completeness and authenticity of any document submitted to us as an original, the completeness and conformity to the originals of any document submitted to us as a copy, the authenticity of the originals of such copies, the genuineness of all signatures and the legal capacity of natural persons executing agreements, instruments or documents. For purposes of this opinion, we have assumed that the Notes, the Indenture and an underwriting agreement concerning the Notes to be executed by the Company and Lazard Freres & Co. LLC and Bear, Stearns & Co. Inc., as underwriters of the Notes, will be duly authorized, executed, authenticated (in the case of the Notes) and delivered by each of the parties thereto pursuant to adequate corporate or organizational power.

     On the basis of and in reliance upon the foregoing, we are of the opinion that when, as and if (i) the Company shall have received payment in full for the Notes, (ii) the Notes shall have been issued in accordance with the terms described in the Registration Statement (in the form declared effective by the Commission, including such information deemed to be a part thereof pursuant to Rule 430A under the Securities Act), the Indenture, and the resolutions of the Company's Board of Directors (and any authorized committee thereof) authorizing the foregoing, and (iii) the Notes shall have been converted into Company Stock and such Company Stock shall have been issued and delivered in accordance with the terms of the Notes and the Indenture and as described in the Registration Statement (in the form declared effective by the Commission including such information deemed to be a part thereof pursuant to Rule 430A under the Securities Act), such Company Stock issued pursuant to the conversion of such Notes will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/  MORGAN, LEWIS & BOCKIUS LLP